Exhibit 99.2
Big Lots, Inc.
Second Quarter 2023 Edited Earnings Call Transcript
August 29, 2023

Presenters
Bruce Thorn - President, CEO
Jonathan Ramsden - EVP, CFO, Chief Administrative Officer

Q&A Participants
Jason Haas - Bank of America
Brad Thomas - KeyBanc Capital Markets
Krisztina Katai - Deutsche Bank
Daniel Silverstein - Credit Suisse

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Second Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The second quarter earnings release, presentation, and related financial information are available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone and thank you for joining us. There are three key messages I want to convey this morning.

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First, our results for Q2, with comp sales down 14.6% and an adjusted EPS loss of $3.24, illustrate that we remain in a very challenging environment, in which our core lower-income customer remains under significant pressure and has limited capacity for higher-ticket discretionary purchases.

Second, however, we did see some sequential improvement in the quarter, and we were pleased to come in ahead of, or in line with, our beginning of quarter guidance on all key metrics. We believe this improvement was driven by the five key actions we have outlined on prior calls which, as a reminder, are: to own bargains, to communicate unmistakable value, to increase store relevance, to win with omnichannel, and to drive productivity. We expect that these key actions, along with a gradual improvement in the macro environment over time, will enable us to continue to improve our results.

Third, stemming from these efforts, and bolstered by the completion of our $300 million sale/leaseback and ongoing cost reduction and capital management, we have a robust balance sheet to carry us through this turnaround.

Coming back to the first point, for the past year and a half, we’ve been playing defense as the consumer environment quickly and sharply deteriorated. High inflation has disproportionately impacted our lower income customers, who have delayed or pulled back spending on discretionary items, particularly in high-ticket home and seasonal categories, which were already challenged by the post-Covid spend shift away from home categories. Further, we were unfavorably impacted by a furniture product shortage issue caused by the sudden closure of our key supplier late last year.

While the consumer environment will likely remain challenging and result in negative comp sales in the back half of the year, we are now in a position to get back to playing offense. This will be supported by the incredible efforts of our associates, and our outstanding vendor partners, who remain aligned with our efforts to offer great quality products and amazing value.

Coming back to the second point, as we make further progress on our five key actions, we are optimistic that trends will continue to improve, albeit slowly, through the remainder of this year, aided by a higher penetration of bargains, more newness in our assortment, freight reductions, ongoing cost reduction and productivity efforts, more effective promotions, and a more normalized level of markdowns. Our confidence also stems from our belief that we have the right ingredients for success, with the right strategy and the right team in place to make it happen.

I continue to be impressed by our associates, who have worked hard and demonstrated tremendous grit during a challenging time. Additionally, over the past year and a half, we’ve added several new members to our senior management team. They have been in place long

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enough to make a significant impact on our five key actions, and they’re doing it with a high spirit of collaboration.

Lastly, on the third point, we significantly strengthened our balance sheet by closing the $300 million sale/leaseback deal this past Friday. Combined with our efforts to aggressively manage costs, inventory and capital expenditures, we are prepared and positioned to navigate through the current economic challenges. On the cost reduction and productivity front, we are well on track to achieve our structural SG&A savings goal of over $100 million in 2023. In addition, we have a clear path to over $200 million of additional bottom-line opportunities across gross margin and SG&A through our partnership with an external firm. Project Springboard, as we now are calling these efforts, is up and running and we expect a high proportion of these benefits to be realized on a run-rate basis by the end of 2024. Jonathan will speak more to this in a few moments.

I’d like now to circle back to highlight some of the recent progress we’ve made on the five key actions.

As it relates to owning bargains:

•We took a huge leap in providing value, as our mix of bargains, which are closeout items and other sourced products where we have significant comparable price advantage, was nearly 30% in Q2, putting us well on track to exceed our goal of over 1/3 by the end of the year. We’re by no means finished with this effort, it’s merely the first milestone in our path to offer more compelling value. To give you some context of how far we’ve come, bargains were high single digit penetration and mostly in the food and consumables category before I joined in late 2018, and it got lower during the pandemic. Now, it has grown across a broader range of categories, most notably in soft home and hard home where it’s nearly 30%, as well as furniture where it was above 50% in the second quarter. We achieved this by procuring products from over-inventoried mass retailers, distressed retailers and vendors, and through new factory direct sourcing partners domestic and overseas. These changes are resonating with our customers, as our value perception scores increased more than 10% since the beginning of the year.

•We also continue to step up the newness of our assortment. 75% of Broyhill upholstery is new as we begin the third quarter, with seven core collections and six modern collections from our new suppliers. This Broyhill relaunch has been supported by a strong marketing campaign emphasizing higher quality at bargain prices, better than before. We also have additional modern furniture styles coming in September and October across nearly 400 stores, which we’re very excited about. Further, we are adding accent furniture in September, filling a gap in our assortment and offsetting the consumer shift away from ready to assemble products. As part of our consumables reset, we introduced new branded baby products, such as diapers and wipes at a great

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bargain, to our stores in August.

•We have strong relationships with our vendor partners, who are invested in our success. They are fully aligned in working side-by-side with us to offer new great quality products, as well as enhanced bargains. We met with over 600 of our allies at our vendor summit in July, and had tremendous support and dialogue around where we are going as a business.

As it relates to communicating unmistakable value, our recent marketing efforts continue to bear fruit:

•Customers are recognizing our bargain offers and improved pricing. We held the first Friends & Family event since 2019 in June and offered exclusive eCommerce promotions in July that drove incremental sales. Our clearance events over the course of the quarter were also successful in right-sizing our seasonal inventory levels. We continued to emphasize comparable value for our bargain offers. As a result, we saw a further increase in the net customer value perception score, now up by more than 10% since the beginning of the year, when we began to roll out comparable value ticket pricing.

•We rolled out new promotional tools and processes in June which will increase the effectiveness of our promotional markdown spend. Additionally, we continue to make progress in refining our customer segmentation and messaging. By focusing on our best customers with our most attractive offerings, we are finding ways to improve the effectiveness of marketing.

We continue to focus on increasing store relevance:

•We are continuing to flex our assortment by increasing food and consumables inventory in stores where category demand is strong. We also continue to optimize pricing in food & consumables. These efforts have shown encouraging early results. Beyond these initiatives, we are also exploring new store formats which can provide us with learnings that can be applied to our broader store base.

And we have been improving the customer experience, to help us win with omnichannel:

•We achieved a Net Promoter Score consistently in the mid-80s range in Q2, which is up from the prior year, and top tier in the industry. We achieved a Net Promoter Score consistently in the mid-80s range in Q2, which is up from the prior year, and top tier in the industry. Our online Net Promoter Score has also significantly improved in Q2 relative to the beginning of the year, as we continue to improve the customer journey through a more curated experience, better site navigation, and eliminating friction. On that note, earlier this month, we launched a new landing page to showcase clearer value messaging, easier navigation, and an

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elevated design. We also drove a significant improvement in cost structure in Q2 versus the prior year and will continue to find ways to reduce costs.

So overall, we are excited to see signs of improvement across multiple fronts, and combined with our focus on driving productivity, are confident that they will translate into continued sequential improvement in financial performance as the year progresses.

I will now make a few more comments about Q2, which was overall ahead of our guidance, but still nowhere near where we want to be in terms of driving growth and profitability.

Comp sales were down 14.6%, ahead of our guidance of down high-teens. Trends improved over the course of the quarter, aided by the full mitigation of the furniture supply disruption. We ended the quarter with inventory down in line with sales, as planned. We continued to see a significant benefit from lower freight costs. As a result, gross margins were up by 40 basis points versus last year.

Looking at specific category performance in the quarter, Seasonal comps declined 26% in Q2 due to customers continuing to hold back on higher ticket outdoor furniture, due to concerns about the economy. Given seasonal is historically one of the highest margin categories, the significant promotional activity required to successfully right-size our seasonal inventory unfavorably impacted our overall gross margin. In Q3, our assortment shifts from high ticket outdoor furniture into lower ticket decorative items, which our customers are less hesitant to spend on. And Halloween is off to a strong start with a focus on new and unique themed décor.

Our furniture, soft home, and hard home categories were each down double digits, but improved sequentially on a year-over-year basis relative to Q1. As a result of better in-stocks, we saw Broyhill and Real Living increase their penetration of our business across all divisions to 26% versus about 23% in Q1. Having the full assortment of our key private brands, such as these, will play a key role in increasing our appeal both in the category, as well as a trade-down destination. We remain focused on emphasizing the furniture categories where we can win. We are testing new assortments in the Fall in areas such as accents, modern styles, and pieces that are solutions focused, such as storage sofas, sofa sleepers, and reclining sectionals. By focusing on winnable categories, offering great comparable value, and sharp opening price points, we expect our results in the back half to benefit.

Food and consumables held up relatively well given the traffic challenges we experienced. In general, customers have been shifting their spend towards these essential categories and away from high-ticket discretionary categories, which is also resulting in fierce competition in the space. We’re pushing forward and resetting our consumables assortment to optimize productivity and make room for new assortments, and will flex our assortment to stores where the demand is stronger in certain categories. Pet was a standout performer, with positive comp growth, and we’re only getting started. Pet now represents 12% of our food & consumables business, and we plan to expand our assortment in the Fall. Baby is also back, and we began

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rolling out new branded items in August, with an approach focused on creating great value for consumers. We expect this will drive incremental sales and traffic.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden

Thanks Bruce and good morning everyone. I’d also like to say a big thank you to the Big Lots team for all of their efforts to drive improvements in our business. I am particularly pleased this quarter by the results of those efforts in terms of reducing our expenses and increasing our liquidity. We drove significant cost reductions during the quarter and are confident that those efforts are going to continue to bear fruit. In addition, the closure of our sale/leaseback transaction on our California DC and 22 owned stores, has secured our liquidity position, which has been further enhanced by our day-to-day management of expenses and working capital. For the quarter as a whole, and prior to factoring in the sale/leaseback proceeds, we were able to slightly reduce our ABL balance despite sales and margin headwinds.

I will now go into more detail on our Q2 results, which I will discuss on an adjusted basis, excluding synthetic lease exit costs, distribution center closure costs, adjustments to impairment charges, a gain on the sale of real estate and related expenses, fees related to Project Springboard, and a valuation allowance on deferred tax assets.

A second quarter summary can be found on page 9 of our Quarterly Results presentation.

Q2 net sales were $1.14 billion, a 15.4% decrease compared to $1.35 billion a year ago. The decline vs 2022 was driven by a comparable sales decrease of 14.6%, which was better than our guidance range.

Going into the quarter, as Bruce mentioned, we expected weakness in the sales environment due to inflation and weak overall demand for high-ticket items. However, improvements in our furniture business, particularly Broyhill, and effective promotion and clearance events helped us to do better than expected. Importantly, our efforts to clear slow-moving inventory were successful, and leave us well-positioned with inventory coming into Q3.

Our second quarter adjusted net loss was $94.4 million, and the adjusted diluted loss per share for the quarter was $3.24.

The gross margin rate for the second quarter was 33.0%, up 40 basis points from last year’s rate, which was better due primarily to lower freight costs, partially offset by higher markdowns. At the end of the quarter, we took significant markdowns against our remaining seasonal spring and summer merchandise to make room for our new, exciting Fall and Holiday

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seasonal assortments. More normalized seasonal markdowns will benefit our gross margin in Q3.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $487.8 million, significantly better than the $523.5 million last year, and better than our guidance of down slightly versus 2022. We saw favorability across multiple line items as we continued to manage expenses aggressively.

Adjusted operating margin for the quarter was negative 9.8%. Interest expense for the quarter was $11.2 million, up from $3.9 million in the second quarter last year due to higher amounts drawn on our credit facility and higher interest rates year-over-year.

The adjusted income tax rate in the quarter was 23.3%. This excludes the impact of a valuation allowance against deferred tax assets, which significantly impacted the GAAP tax rate. The valuation allowance resulted from being in a three-year cumulative loss position at the end of the quarter. Going forward, we will not be able to record a tax benefit related to loss carryforwards until we are in a three-year cumulative income position. Therefore, we expect the tax rate to be in the near zero range on an adjusted basis in Q3.

Total ending inventory at cost was down 15.2% to last year at $0.98 billion. This was driven by both lower on-hand units and average unit cost, and also lower in-transit inventory.

During the second quarter, we opened 1 new store and closed 6 stores. We ended Q2 with 1,422 stores and total selling square footage of 32.9 million.

Capital expenditures for the quarter were $13 million, compared to $46 million last year. Adjusted depreciation expense in the quarter was $34.2 million, down $3 million to the same period last year.

We ended the second quarter with $46.0 million of Cash and Cash Equivalents, and $493.2 million of long-term debt. At the end of Q2 2022, we had $49.1 million of Cash and Cash Equivalents, and long-term debt of $252.6 million. Our debt position at the end of Q2 is prior to the impact of the closure of our sale/leaseback transaction subsequent to quarter-end.

Turning to the outlook, we are not providing formal full year guidance in light of ongoing economic uncertainties. Sales comps should improve sequentially in the back half of the year as our key merchandising and marketing actions continue to gain traction, and as we lap easier comparisons, especially in Q4. We expect comps in Q3 to be modestly improved relative to Q2, and to be down in the low-teen range. A net decrease in store count, partially offset by new stores and relocations, will contribute approximately 140 basis points of the sales decline compared to the third quarter of 2022. In Q4, we see comps being down high single digits, reflecting further improvement from Q3.

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With regard to gross margin, we expect to see accelerated rate improvement in the back half of the year, with the Q3 rate up around 200 basis points versus the prior year due to more normalized markdown activity, lower freight costs, and cost reduction and productivity initiatives. We expect our fourth quarter gross margin rate to improve to a rate in the high-30s range driven by the same factors.

In Q3, we expect SG&A dollars to be down low-single digits versus 2022. This includes up to $6 million of rent expense related to the sale/leaseback I will discuss more in a moment, which will be partially offset by lower interest expense. The incremental rent expense will be up to $9 million in Q4. These figures are estimates at this point, and subject to the finalization of the sale/leaseback accounting.

With regard to capex, we now expect around $75 million for the year, down from around $80 million previously, and continue to look for opportunities to reduce further.

We expect 15 store openings in 2023, and 50+ closures, with the closures concentrated at the end of the year. We do not plan to re-start store openings until our business performance has stabilized. That said, we do expect three store openings in 2024, which were projects originally slated for 2023. We expect full year depreciation of around $143 million, including approximately $35 million in Q3.

We expect a share count of approximately 29.3 million for Q3.

We expect total Q3 inventory to be down approximately in line with sales again and are being aggressive in managing inventory levels through the balance of the year.

Again, all of our commentary on Q3 excludes the potential impact of impairment charges and other items, including distribution center closure costs, gains on the sale of real estate and related expenses, and consulting fees related to Project Springboard.

We expect the 53rd week will benefit our Q4 sales by approximately $65 million and EPS by a few cents.

I’d now like to spend a few moments to provide more details on our cost reduction and productivity efforts.

Our internal efforts have identified over $100 million of structural SG&A savings for 2023, and we are well on track to achieving that goal. We will also realize significant inbound freight savings in 2023, which benefits our gross margin.

Beyond those efforts, as Bruce mentioned, we started actioning Project Springboard in Q2, which we expect to drive an additional $200 million or more of bottom-line opportunities across SG&A and gross margin, from which we expect to start seeing meaningful benefits in Q4.

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Areas of focus include cost of goods, inventory optimization, marketing, pricing and promotions, store & field operations, supply chain, and general office. Project Springboard is now well under way, and we are pleased with the rapid progress we are making supported by our external partner.

Turning to liquidity, we are very comfortable with our position coming into the second half of the year. We operated through Q2 without any increase in net debt. In addition, we are pleased that our liquidity position has been further strengthened through our sale/leaseback transaction. As a reminder, the sale and leaseback encompassed our Apple Valley, California distribution center and 22 owned store locations, generating net proceeds of approximately $294 million. Given the transaction closed late last week, the sale/leaseback proceeds were not included in the net available liquidity of $258 million we had at the end of Q2. We used $101 million of the proceeds to fully pay down the synthetic lease on the Apple Valley distribution center, and the remainder to pay down debt on our asset-based lending facility. A sale/leaseback on two additional owned stores is expected to close when due diligence is completed, and yield proceeds of around $9 million. We will continue to evaluate monetization opportunities for our two remaining owned stores and our corporate headquarters building.

We will disclose details of how the sale/leaseback will impact our financial statements in our third quarter 10-Q filing. The transactions will result in a significant gain in Q3, which is excluded from our outlook commentary. Due to available NOLs, we expect cash taxes on the gain on sale of the assets to be insignificant.

From an ongoing cash perspective, there will be a modest impact to cash outlays as we have previously indicated since the cap rate on the sale/leaseback transaction is modestly higher than our ABL borrowing rate. For book purpose, we will need to straight-line the rent and make other adjustments, which will increase the annual spread on a pre-tax P&L basis up to around $12 million initially.

While the last 18 months have been challenging, we have taken decisive actions to lower costs, manage capital, and bolster our balance sheet. All of these actions put us in a strong position to weather a continued period of macro-driven challenges, and to start moving to play offense, as Bruce referenced in his comments. We look forward to returning the company to growth and profitability as these efforts bear fruit. I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. So to sum it up, our trajectory is sequentially improving in the face of the challenging consumer environment, and we are confident that the key drivers of our improvement are the five key actions we are taking to turn our business around. Importantly, we are now in a position to get back to playing offense, as we’ve taken significant actions to build a robust balance sheet to carry us through this turnaround.

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I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press star-one on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing star-one. Once again, to be placed into the question queue, press star-one at this time. One moment, please, while we poll for questions.

Thank you. And our first question comes from Jason Haas with Bank of America. Please proceed with your question.

Jason Haas
Hey, good morning, and thanks for taking my questions. So, maybe to start, Bruce, Jonathan, I'm curious if you could provide some more color on Project Springboard. Particularly curious as to where some of these cost savings are coming from.

Jonathan Ramsden
Yeah. Hey, good morning, Jason. I'll jump in on that. Yeah, so it's still fairly early days. We are, as we said in the script, we do have a clear line of sight to $200 million of run rate benefit by the end of fiscal '24. There's an SG&A component to that. There's a COGS direct component to that. And then there is benefit we expect to get from inventory optimization and from pricing and promo. So, there are a few different buckets.

I think what we're going to be likely doing is, starting on the next call, we'll talk about the specific projects that we've put into effect and the cumulative benefit from those. And then you'll see that number building over the next several quarters towards that $200 million run rate benefit in late fiscal '24. But again, it's a combination of direct SG&A reductions, cost of goods reductions, and then other gross margin benefits.

Jason Haas
That's great. Thank you. And then, Jonathan, can you provide any color on how you're thinking about free cash flow in the remainder of the year?

Jonathan Ramsden
Yeah. So, what we've said, Jason, is that we anticipate no net cash burn from the end of Q1 through the end of Q4. We were slightly better in Q2. So, over the balance of the year, we wouldn't anticipate any net cash burn. And that's obviously prior to factoring in the sale-leaseback proceeds, which will come in ,or have come in in Q3.

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Jason Haas
Great. Thank you.

Operator
Thank you. Our next question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your questions.

Brad Thomas
Hi. Thanks. Good morning, Bruce. Good morning, Jonathan. Hoping you could just talk a little bit more about the sales trajectory, if you could give us a little more color about trends that you saw in the quarter, how you're thinking about 3Q playing out, and maybe some of the early reads that you're seeing in terms of back to school and Halloween and some of the seasonal categories that become more important for you in the back of the year.

Jonathan Ramsden
Hey, Brad. So, we talked about Q2 we saw some sequential improvement through the quarter. We did get some benefit in Q2 from the significant markdowns that we were taking on seasonal to flush through that inventory, and we did run a couple of incremental promotional events.

So, we've guided to a slight improvement in Q3 in the comp trend and then a more significant one in Q4, which reflects various underlying dynamics, including the fact that we're now fully through the United Furniture issue that impacted us in Q1 and Q2. There's also some year-over-year promotional impact baked into that. But we do expect to see continued improvement into Q3 from Q2 and further in Q4 from Q3, and beyond that into 2024.

Brad Thomas
That's great. And then maybe just as a follow-up, as you sort of step back and reflect on the first half of the year and some of the challenges that you had to go through with the supplier changes in the furniture category, do you think that that was a net headwind for you for sales with having to deal with that? Or you mentioned a little bit of the benefit from some of the promotions you had. You know, just trying to think about how you access--how you assess the, you know, performance and impact from those versus the potential lift that you may be seeing going forward now that you have this new assortment.

Bruce Thorn
Yeah, Brad, I'll take that. Obviously, the disruption to Broyhill supply was a definite headwind for us. It was a nine-month interruption. We now have that behind us. We're looking forward to launching, well, we have launched Broyhill. We've got great product coming out. 75% of Broyhill upholstery is now new heading into Q3.

We've got new accent furniture coming in. We've got 99 different styles of furniture coming in from all over the place, adding new freshness, fear of missing out across, as we mentioned in our opening remarks. So, we feel very good about recovering our Broyhill interruption and

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entering the back half of the year with just bargain furniture at great quality, great brand, great trend right, modern furniture across our fleet. So, we're excited about that.

Some of the other challenges we had in the first half was just selling the seasonal lawn and garden patio furniture, a large discretionary item. The pull back from our lower household income customers was evident. I think it was evident across the marketplace. We did have to mark down to right size that inventory. That's now behind us. And as you heard in the opening remarks, we'll be focusing on lower-priced seasonal items.

We've adjusted our buys accordingly. We expect to have better sell through in the back half of the year as we go through Halloween, which is off to a great start, and into the holiday season. So, we feel very good about that. Freight continues to decline. So, the cost of goods, overall landed net costs are declining into the back half, which gives us more room and margin opportunity going into the back half.

And the traction we're making on our bargains across all categories is resonating with the customers as we've increased our value perception. It's a measurement we do to see how we're trending with them, and moved it up pretty significantly since the beginning of the year.

So, we feel a lot better going into the back half. We've got our five key action points working and gaining momentum. Our assortment is in good shape. Our inventory is in good shape. And we're also, as I mentioned earlier, we're flexing to what our customers need, so across all categories.

We have some markets that are pantry stores, and we maybe not have had enough inventory in food and consumables there. We are now heavying up in those markets for that customer that's searching for it. As well is in the low density or rural markets, it's an underserved home store area, and we're flexing up with our assortments there so that we're being more relevant for those customers.

All of this is playing into the back half, and that's what we say when we're playing offense going into the back half. So, we feel pretty good about that.

Brad Thomas
Great. Thank you very much, Bruce.

Bruce Thorn
You got it, Brad.

Operator
Thank you. As a reminder, to ask a question today, you may press star-one from your telephone keypad. Our next question is from the line of Krisztina Katai with Deutsche Bank. Please proceed with your questions.

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Krisztina Katai
Hi. Good morning, and thanks for taking the question. So, my first question is one of your main competitors went out of business last quarter, so I was wondering if you could talk about how that impacted your business during the second quarter. We certainly saw promotions that were targeted to these customers. Can you just speak to any lift in your sales that you saw, and just how you see the opportunity in the back half of the year?

Bruce Thorn
Hi, Krisztina. I'll take that. You know, we're tracking very closely to, I'll assume you're talking about, Bed, Bath & Beyond. And just for informational sake, our overlap of stores to their overlap in a 10 mile radius is about 60%. And so, we're seeing a lift in the stores that were close to their stores in the second quarter.

A lot of the things that the customers are shopping are in tabletop, appliances, and décor. We're also capitalizing on distressed inventory coming out of that closure. We're looking to play a bigger role in back to school, back to campus. We ran our tote event, which had good penetration with customers, and we expect that it'll continue to grow this season and into the future.

So, it's unfortunate when you see a company go out of business. But we're here to serve customers the best we can, and we're seizing the opportunity.

Krisztina Katai
Great. And then just as my follow-up, just on the sequential improvement in the top line, obviously you're guiding to a low teen decrease in the third quarter and high single digits in the fourth quarter. So, I was wondering if you can talk to, one, is that generally in line with your quarter to date that you are seeing? Is that a fair assumption? And then two, maybe just what would be the biggest variance in performance relative to the second quarter to get us to negative high single digits by the fourth quarter?

Jonathan Ramsden
Hey, Krisztina, I'll give a little bit of color on that. Yeah, I mean, as usual, we don't give specific quarter to date comps, but our guidance for the quarter is reflective of what we've seen quarter-to-date. And obviously, in any given month, there are promotional cadence changes and so on that may impact that particular month relative to the quarter as a whole. But our guidance is, you know, consistent with what we've seen quarter to date.

I think some of the things that are impacting the sequential change in Q2 to Q3 and Q1 are the abatement of the United Furniture headwind that we've talked about, which was fairly significant in Q1, was still there in Q2, and now is essentially gone. There was also, as you'll recall, a tax refund adverse impact in Q1 and a little bit of that in Q2.

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And then I think another significant factor is always the year-over-year promotional cadence. And again, we did have to clear through a lot of seasonal inventory in Q2, which gave us a little bit of a comp benefit but at a significant gross margin rate impact. So that effect is abating a little bit.

So, overall we feel comfortable with the fact we'll see some modest improvement in Q3, and then more significantly in Q4. Q4 is our easiest comparison on both a one-year and a multiyear basis, so that will help us then. But we are also expecting less of a year-over-year promo headwind in Q4 than we've seen in the earlier quarters.

Krisztina Katai
That's great. Thank you and best of luck.

Jonathan Ramsden
Thank you, Krisztina.

Bruce Thorn
Thanks, Krisztina.

Operator
The next question comes from the line of Daniel Silverstein with Credit Suisse. Please proceed with your question.

Daniel Silverstein
Hey, good morning. Thanks for taking our question. Just kind of similar to last question, with respect to achieving a sequential improvement in comps in 2H, what do you guys have planned in terms of driving customer traffic and engagement in an environment where big ticket is still pressured? Anything beyond the family and friends sales events planned to get customers in front of the new product?

Bruce Thorn
Yeah, I'll take that one Daniel. First off, we're making great progress on our bargains penetration. And as you know, bargains are closeouts, anything off-price, things that we source from all over the world, factory direct, distressed retailers, distressed vendors.

And that amount of bargain penetration is up substantially going into third quarter, nearly 30% of the assortment, and it's resonating with our customers. It's hard to move a value index with customers. And to move it, significantly like we did in Q2, gives us momentum and reasons to believe going into the back half.

And keep in mind, when I joined the company back in late 2018, that penetration of bargains was high single digits and dropped to even lower than that during COVID. So, we're making

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progress there. Now, the key thing that we are doing going forward is communicating this unmistakable value better than ever before.

So, we've added comp ticket pricing in-store, which in many cases takes the need to promo out of the equation. And, you know, I was looking at social influencers on YouTube and everything else, and they're seeing this incredible value and the word's starting to get out. Our bargain end caps have grown significantly, and this is high quality product.

So, communicating more, increasing our messaging both on dot com, social influencers, and our campaigns with Broyhill's back and baby and pet and all these things are just going to drive that messaging even more so in the back half. In addition to that the relevance of our stores, where they're at. We haven't flexed inventory and assortments and pricing as effectively as we should have in the past. That all is changing as we enter into the back half of the year.

We're heavying up in the pantry areas where we know consumers shop the pantry for food and consumables, and that's more needed now than ever. And we're upping our inventories with new freshness, fear of missing out, accent furniture, new Broyhill collections, modern styles, all these things hitting the back half of the year and the fall in those rural areas that are underserved.

We're wrapping this all together in an easy to shop, omnichannel experience where we have a lead against other off-price peers, and we're investing in that infrastructure. We just redid the landing page. We treat it as an e-influence shopping experience, where they can do everything online. We've got the ease of delivery, pick up in store, financing, all of that online.

And so, we feel pretty good about where we are, a lot of new freshness, a lot of bargains penetration. Our goal was to be a third of bargain penetration in the assortment by the end of the year. We're almost there now. And as we focus on that and bringing more bargains to her, we think that number will just go up, and we'll get more aggressive about the messaging so they know that we're back as a value player.

Daniel Silverstein
Thanks. And just to follow up on the higher bargain/close out penetration, is there a big product margin delta on those sales versus, you know, company average, let's say?

Bruce Thorn
Yeah. You know, it's a good question. Yes, the bargain penetration is margin accretive to the rest of the box, its NVO, and requires less product markdowns. And that's why it's appealing to us and is resonating with the customer as well. It's just an easy sell. It's a quality product at a great discount.

Daniel Silverstein
Thank you so much.

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Bruce Thorn
Thank you.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until September 12th by dialing toll-free 877-660-6853, and enter replay confirmation 13740499 followed by the pound sign. The toll number is 201-612-7415, replay confirmation 13740499 followed by the pound sign. You may now disconnect. And have a great day. We thank you for your participation

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